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EXHIBIT 3.4(ii) - CERTIFICATE OF AMENDMENT OD BYLAWS

                     CERTIFICATE OF AMENDMENT OF BYLAWS


                       Cobra Financial Services, Inc.
                       ------------------------------



I, the undersigned, Carlton Fleming, do hereby certify:

     That the Board of Directors of Cobra Financial Services, Inc., a Texas Corporation ("Corporation"), at a meeting duly convened and held on the 16th day of September, 1996, adopted a resolution to amend the Corporation's original bylaws as follows:

     Article Two is hereby amended to read as follows:

     2.12 The authorized number of Directors of this corporation shall be not less than one (1) and not more than nine (9). The Directors need not be shareholders of this corporation or residents of Texas. The number of Directors may be increased or decreased from time to time by the Board of Directors, but no decrease shall have the effect of shortening the term of any incumbent Director. Any directorship to be filled by reason of an increase in the number of Directors shall be filled by a vote of a majority of the Board of Directors, though less than a quorum, or by a sole Director.

TO CERTIFY WHICH, witness my hand this 16th day of September, 1996.


     /s/______________________
        Carlton Fleming, Director


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